Exhibit 99.11
Consent of Person Named as About to Become Director
In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who is anticipated to become a director of Burke & Herbert Financial Services Corp. (“Burke & Herbert”) following the consummation of the merger of Summit Financial Group, Inc. (“Summit”) with and into Burke & Herbert in accordance with the Agreement and Plan of Reorganization, dated as of August 24, 2023, between Burke & Herbert and Summit, as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Burke & Herbert, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Charles S. Piccirillo	September 29, 2023
Charles S. Piccirillo	Date